UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2011

SPIRIT AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-35186	38-1747023
(Commission File Number)	(IRS Employer Identification Number)

2800 Executive Way

Miramar, Florida 33025

(Address of principal executive offices, including Zip Code)

(954) 447-7920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 8, 2011, Spirit Airlines, Inc. (the “Company”) executed a Second Amendment (the “Amendment”) to Signatory Agreement (as amended, the “Agreement”), effective as of September 6, 2011, by and between the Company and U.S. Bank, National Association (“U.S. Bank”). The Agreement governs acceptance of credit cards between the Company and U.S. Bank, the Company’s largest credit card processor. As is standard in the airline industry, the Company’s contractual arrangements with credit card processors permit them to retain a holdback or other collateral, which the Company records as restricted cash, when future air travel and other future services are purchased via credit card transactions. The required holdback is the percentage of the Company’s overall credit card sales that its credit card processors hold to cover refunds to customers if the Company fails to fulfill its flight obligations. Prior to the Amendment, U.S. Bank required the Company to maintain cash collateral equal to approximately 100% of the Company’s air traffic liability. In light of the Company’s improved balance sheet as a result of the recently completed IPO and related recapitalization, the Amendment facilitates a reduction in the holdback held by U.S. Bank, provided that the Company continues to satisfy certain financial criteria. On September 9, 2011, U.S. Bank reduced its holdback, effectively bringing the Company’s restricted cash balance to zero, which resulted in an equal increase in the Company’s unrestricted cash balance.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which will be filed with the Company’s next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2011	SPIRIT AIRLINES, INC.

	By:	/s/ Thomas Canfield
	Name:	Thomas Canfield
	Title:	Senior Vice President and General Counsel